EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014

•	Fourth quarter sales were up 11% to $160.5 million driven by 16% increase in non-U.S. sales and 7% increase in U.S. sales

•	Gross margin improved 70 basis points to 31.3% in the fourth quarter over the prior-year period; Fiscal 2014 gross margin improved 180 basis points to 31.0%

•	Generated $29.5 million of cash from operations in fiscal 2014.

•	Announced regular quarterly dividend of $0.04 per share during the quarter

•	Acquired Unified Industries in quarter and expanded product offerings

AMHERST, NY, May 22, 2014 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products and services, today announced financial results for its fiscal fourth quarter and full year ended March 31, 2014. Results include the acquisition of Unified Industries, Inc. on February 28, 2014. Unified Industries, Inc. designs, manufactures and markets overhead light rail workstations primarily used in automotive and industrial applications.
Net sales for the fourth quarter of fiscal 2014 were $160.5 million, up $15.9 million, or 11.0%, from the prior-year period. Sales volume was the largest driver of improved revenue; however price improvements and incremental revenue related to acquisitions also contributed to the growth. Foreign exchange translation had a positive impact on sales of $0.2 million in the quarter compared with the prior-year period.
Timothy T. Tevens, President and Chief Executive Officer, commented, “We recognized strong demand in the fourth quarter which converted to revenue very quickly. We completed the installation of a large Rail & Road project in Canada and were excited to see Europe rebound rather nicely from its lows. Higher volume along with productivity improvements drove gross profits at a greater rate than sales as we realized the leverage inherent in our business. Additionally, our recent Unified acquisition was accretive in the quarter and will have a positive impact on sales and operating income in fiscal 2015.”
U.S. sales, which comprised 57% of total sales, were up by $6.2 million, or 7.3%, to $91.5 million compared with the fourth quarter of fiscal 2013. This growth was generated by higher volume on improved demand, price increases and $1.0 million in revenue associated with the Unified acquisition.
Sales outside of the U.S. were up $9.7 million, or 16.3%, to $69.0 million. Higher demand, especially in EMEA, along with the Rail & Road project in Canada drove the increased volume. Additionally, price increases, $1.7 million of incremental revenue related to the first quarter Austrian acquisition and foreign exchange translation all benefited sales outside the U.S.

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

The fluctuation in sales for the fourth quarter of fiscal 2014 compared with the fourth quarter of fiscal 2013 is summarized as follows:

($ in millions)	$ Change	% Change
Volume	11.8	8.1%
Acquisitions and divestitures	2.7	1.9%
Pricing	1.2	0.9%
Foreign currency translation	0.2	0.1%
Total	$15.9	11.0%

Fourth Quarter Margin Growth Drives Bottom-line Expansion
Gross profit was $50.3 million, up $6.1 million from the prior-year period. As a percentage of sales, gross margin improved 70 basis points to 31.3% compared with 30.6% for the prior-year period. Gross profit growth was driven by the following:

Impact on Gross Profit
Higher sales volume	$3.3 million
Productivity gains	$1.4 million
Improved pricing net of material cost inflation	$1.0 million
Acquisitions	$0.7 million
Product liability costs	($0.3 million)

Selling expense was $18.7 million, up from $16.4 million in the same period of the prior year. As a percent of revenue, selling expense was 11.7% compared with 11.3% in the same period last year.
General and administrative (G&A) expense was up $0.7 million to $13.5 million from the prior-year period. As a percent of sales, G&A declined to 8.4%, compared with 8.9% in the prior-year period.
Operating income grew 21%, or $3.0 million, to $17.5 million over the prior-year period. Operating margin improved to 10.9% in the quarter compared with 10.0% in the prior-year period. Operating leverage was 19.1%.
The effective tax rate in the quarter was 35.7%. The fourth quarter of fiscal 2013 included the benefit of a reversal of a deferred tax asset valuation allowance, and as a result, the prior year tax rate is not meaningful for comparison with this quarter’s tax rate.
Fourth quarter fiscal 2014 net income was $9.6 million, or $0.48 per diluted share. This compares with $2.64 per diluted share, which included a $49.0 million tax valuation allowance reversal in the 2013 fourth quarter. On an adjusted basis, excluding the tax valuation allowance reversal and applying a more normalized tax rate of 30%, earnings per diluted share were $0.52 compared with $0.42 in the 2013 fourth quarter. Further details of the reconciliation of adjusted EPS to GAAP EPS are shown on page 11 of this release.
Consistent Cash Generation Enables Financial Flexibility for Acquisitions and Dividend
Cash provided by operations was $11.5 million in the fiscal 2014 fourth quarter. Working capital as a percentage of sales was 21.7% at the end of the fourth quarter of 2014, compared with 18.3% at the end of fiscal 2013’s fourth quarter. This was driven by an increase in trade accounts receivable as a result of the 11% increase in quarterly sales compared with the previous year. The Company expects working capital as a percentage of sales to revert back to more normal levels in fiscal 2015.

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

Capital expenditures for fiscal 2014 were $20.8 million compared with $14.9 million in the prior-year period. Capital expenditures for the expansion of the Company’s production facilities in China were approximately $6.4 million of which $4.4 million was expended in fiscal 2014 with the remaining $2 million in accounts payable at fiscal year end. There were $2.7 million in capital investments during the year that were associated with the implementation of a new enterprise resource planning system. The Company expects fiscal 2015 capital spending to be in the range of $20 million to $25 million.
Cash and cash equivalents were $112.3 million at March 31, 2014. Gross debt at March 31, 2014 was $152.3 million. Debt, net of cash, was $40.0 million, or 12.1% of net total capitalization.
Mr. Tevens commented, “Our Company has demonstrated throughout business cycles that we can generate strong levels of cash. This provides us the opportunity to execute our strategic growth plans both organically and through acquisitions, while also rewarding our shareholders with the re-initiation of our quarterly dividend.”
Fiscal 2014 Review
Net sales for fiscal 2014 were $583.3 million, down 2.3%, or $14.0 million, on lower volume which was somewhat offset by improved pricing, two additional shipping days and the net impact of acquisitions and divestitures. Foreign currency translation had a $0.6 million positive impact on sales in fiscal 2014. Sales to the U.S., which represented 57% of total sales, were down 3.7% to $331.4 million. Non-U.S. sales decreased by $1.4 million, or 0.5%. Emerging markets represented 9.9% of total sales.
Gross profit in fiscal 2014 increased 3.9% despite lower sales while gross margin expanded 180 basis points to 31.0%. Gross margin expansion reflects productivity gains, the net effect of acquisitions and divestitures and pricing.
Selling expenses increased $3.4 million, or 5.1%, to $69.0 million. As a percent of sales, selling expenses were 11.8% in fiscal 2014 compared with 11.0% in the prior year. G&A expenses were $55.8 million, up 6.7% from $52.3 million in fiscal 2013. G&A expenses as a percent of sales were 9.6% in fiscal 2014 compared with 8.8% in the prior-year period. G&A expenses in fiscal 2014 included $1.7 million of atypical merger and acquisition expenses.
Operating income for fiscal 2014 was flat with the prior year at $54.4 million, despite lower sales. Operating margin of 9.3%, improved over the operating margin of 9.1% in the prior year.
Net income for fiscal 2014 was $30.4 million. Net income for fiscal 2013 was $78.3 million and included the reversal of a deferred tax asset valuation allowance which created a $49.0 million tax benefit. Earnings per diluted share for fiscal 2014 were $1.52 compared with $1.49 per diluted share in 2013 when adjusted for the tax valuation allowance reversal of $2.49 per diluted share.

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

Solid Growth Outlook as Strategic Investments Take Root and Global Economies Moderately Expand
Backlog was $86.8 million at March 31, 2014, a decrease of $11.6 million, or 11.8%, from backlog of $98.4 million at December 31, 2013 due to strong fourth quarter shipment levels, a good portion of which was related to the large Rail & Road project installed in Canada and other project backlog that was shipped. Although the time to convert the majority of backlog to sales typically ranges from one day to a few weeks, backlog can include project-type orders from customers that have defined deliveries that may extend out 12 to 24 months. Backlog at March 31, 2014 available for shipment in the quarter ended June 30, 2014 totaled $57.2 million. As of March 31, 2014, project-type backlog of $29.6 million, or 34.1% of total backlog, was scheduled for shipment beyond June 30, 2014. This compares with project-type backlog of $31.1 million at the end of the trailing third quarter and $33.0 million at March 31, 2013.
Both U.S. and Eurozone capacity utilization are leading market indicators for the Company. In March 2014, U.S. industrial capacity utilization improved to 77.6%, compared with 76.8% in March 2013, and 77.1% in December 2013. Eurozone capacity utilization was up measurably to 80.1% in the quarter ended March 31, 2014, compared with 77.6% during the quarter ended March 31, 2013, and 78.4% in the quarter ended December 31, 2013. The Company’s sales tend to lag changes in these indicators by one to two quarters.
Mr. Tevens commented, “We are making great strides in our targeted vertical market expansion such as the oil & gas, entertainment, automotive and aerospace industries. In addition, we expect to benefit from our leading market position in developed markets and the investments we have made in emerging markets.”
Mr. Tevens concluded, “We believe that our continuous improvement activities have created greater earnings power in the organization which is readily apparent with higher volume and profits, as evidenced by this quarter.”

Teleconference/webcast
Columbus McKinnon will host a conference call and live webcast today at 10:00 AM Eastern Time, at which Timothy T. Tevens, President and Chief Executive Officer, and Gregory P. Rustowicz, Vice President - Finance and Chief Financial Officer, will review the Company’s financial results and strategy. The review will be accompanied by a slide presentation, which will be available on Columbus McKinnon’s website at http://www.cmworks.com/investors. A question and answer session will follow the formal discussion.
Columbus McKinnon’s conference call can be accessed by calling 210-234-7695 and asking for the “Columbus McKinnon conference call.” The webcast can be monitored on Columbus McKinnon’s website at http://www.cmworks.com/investors. An audio recording of the call will be available two hours after its completion through June 22, 2014 by dialing 203-369-1850. Alternatively, an archived webcast of the call will be on Columbus McKinnon’s web site at: http://www.cmworks.com/investors until June 22, 2014. In addition, a transcript of the call will be posted to the website once available.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the effect of operating leverage, the pace of bookings relative to shipments, the ability to expand into new markets and geographic regions, the success in acquiring new business, the speed at which shipments improve, and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

Financial Tables follow.

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Three Months Ended
	March 31, 2014	March 31, 2013	Change
Net sales	$160,475	$144,553	11.0%
Cost of products sold	110,175	100,345	9.8%
Gross profit	50,300	44,208	13.8%
Gross profit margin	31.3%	30.6%
Selling expense	18,747	16,404	14.3%
General and administrative expense	13,507	12,823	5.3%
Amortization	518	500	3.6%
Income from operations	17,528	14,481	21.0%
Operating margin	10.9%	10.0%
Interest and debt expense	3,354	3,339	0.4%
Investment income	(849)	(529)	60.5%
Foreign currency exchange loss (gain)	136	(192)	NM
Other (income) expense, net	(74)	12	NM
Income before income tax expense (benefit)	14,961	11,851	26.2%
Income tax expense (benefit)	5,346	(40,178)	NM
Net income	$9,615	$52,029	-81.5%

Average basic shares outstanding	19,755	19,464	1.5%
Basic income per share:
Basic income per share	$0.49	$2.67	-81.6%

Average diluted shares outstanding	20,075	19,730	1.7%
Diluted income per share:
Diluted income per share	$0.48	$2.64	-81.8%

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Income Statements - UNAUDITED
(In thousands, except per share and percentage data)

	Year Ended
	March 31, 2014	March 31, 2013	Change
Net sales	$583,290	$597,263	-2.3%
Cost of products sold	402,242	423,032	-4.9%
Gross profit	181,048	174,231	3.9%
Gross profit margin	31.0%	29.2%
Selling expense	68,963	65,608	5.1%
General and administrative expense	55,754	52,271	6.7%
Amortization	1,981	1,981	—%
Income from operations	54,350	54,371	—%
Operating margin	9.3%	9.1%
Interest and debt expense	13,492	13,757	-1.9%
Investment income	(1,595)	(1,546)	3.2%
Foreign currency exchange loss (gain)	1,124	(45)	NM
Other (income) expense, net	(1,393)	(417)	234.1%
Income before income tax expense (benefit)	42,722	42,622	0.2%
Income tax expense (benefit)	12,301	(35,674)	NM
Net income	$30,421	$78,296	-61.1%

Average basic shares outstanding	19,655	19,425	1.2%
Basic income per share:
Basic income per share	$1.55	$4.03	-61.5%

Average diluted shares outstanding	19,950	19,687	1.3%
Diluted income per share:
Diluted income per share	$1.52	$3.98	-61.8%

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	March 31, 2014	March 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$112,309	$121,660
Trade accounts receivable	93,223	80,224
Inventories	97,576	94,189
Prepaid expenses and other	23,444	17,905
Total current assets	326,552	313,978

Net property, plant, and equipment	78,687	65,698
Goodwill	119,303	105,354
Other intangibles, net	20,842	13,395
Marketable securities	21,941	23,951
Deferred taxes on income	23,406	37,205
Other assets	7,943	7,286
Total assets	$598,674	$566,867

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$35,359	$34,329
Accrued liabilities	52,348	48,884
Current portion of long-term debt	1,588	1,024
Total current liabilities	89,295	84,237

Senior debt, less current portion	2,020	2,641
Subordinated debt	148,685	148,412
Other non-current liabilities	67,388	91,590
Total liabilities	307,388	326,880

Shareholders’ equity:
Common stock	198	195
Additional paid-in capital	198,546	192,308
Retained earnings	133,820	104,191
ESOP debt guarantee	(142)	(552)
Accumulated other comprehensive loss	(41,136)	(56,155)
Total shareholders’ equity	291,286	239,987
Total liabilities and shareholders’ equity	$598,674	$566,867

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

COLUMBUS McKINNON CORPORATION
Condensed Consolidated Statements of Cash Flows - UNAUDITED
(In thousands)

	Year Ended
	March 31, 2014	March 31, 2013
Operating activities:
Net income	$30,421	$78,296
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,380	12,115
Deferred income taxes and related valuation allowance	5,031	(42,047)
Gain on sale of real estate, investments, and other	(2,332)	(827)
Stock based compensation	3,633	3,334
Amortization of deferred financing costs and discount on debt	870	592
Changes in operating assets and liabilities, net of effects of business acquisition:
Trade accounts receivable	(9,318)	6,712
Inventories	1,312	10,106
Prepaid expenses	(3,750)	(1,283)
Other assets	(273)	(354)
Trade accounts payable	(2,821)	(5,465)
Accrued liabilities	1,081	(12,268)
Non-current liabilities	(7,727)	(6,533)
Net cash provided by operating activities	29,507	42,378

Investing activities:
Proceeds from sale of marketable securities	6,689	6,573
Purchases of marketable securities	(4,099)	(4,138)
Capital expenditures	(20,846)	(14,879)
Purchase of business, net of cash acquired	(22,169)	—
Proceeds from sale of assets	—	2,357
Net cash used for investing activities	(40,425)	(10,087)

Financing activities:
Proceeds from stock options exercised	2,194	295
Net payments under lines-of-credit	(7)	(54)
Repayment of debt	(858)	(1,066)
Payment of deferred financing costs	—	(684)
Change in ESOP guarantee	410	423
Net cash provided by (used for) financing activities	1,739	(1,086)

Effect of exchange rate changes on cash	(172)	982

Net change in cash and cash equivalents	(9,351)	32,187
Cash and cash equivalents at beginning of year	121,660	89,473
Cash and cash equivalents at end of period	$112,309	$121,660

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

COLUMBUS McKINNON CORPORATION
Additional Data - UNAUDITED

	March 31, 2014		December 31, 2013		March 31, 2013
Backlog (in millions)	$86.8		$98.4		$99.0

Trade accounts receivable
days sales outstanding	52.9	days	47.4	days	50.5	days

Inventory turns per year
(based on cost of products sold)	4.5	turns	3.9	turns	4.3	turns
Days' inventory	81.1	days	93.6	days	84.9	days

Trade accounts payable
days payables outstanding	29.2	days	26.9	days	31.1	days

Working capital as a % of sales	21.7%		19.9%		18.3%

Debt to total capitalization percentage	34.3%		36.2%		38.8%

Debt, net of cash, to net total capitalization	12.1%		9.4%		11.2%

Shipping Days by Quarter
	Q1	Q2	Q3	Q4	Total
FY 15	63	64	60	63	250

FY 14	64	63	61	62	250

FY13	63	63	60	62	248

Columbus McKinnon Reports 21% Increase in Operating Income on 11% Growth in Revenue for Fourth Quarter Fiscal 2014
May 22, 2014

COLUMBUS McKINNON CORPORATION
Reconciliation Adjusted Diluted EPS to GAAP Diluted EPS

	Three Months Ended	Three Months Ended
	March 31, 2014	March 31, 2013

GAAP diluted EPS	$0.48	$2.64
Adjustment to reflect normalized 30% tax rate	$0.04	$(2.22)
Adjusted diluted EPS	$0.52	$0.42

Adjusted diluted EPS is defined as diluted EPS as reported, adjusted to apply a normalized tax rate. Adjusted diluted EPS is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP and may not be comparable to the measure as used by other companies. Nevertheless, Columbus McKinnon believes that providing non-GAAP information such as adjusted diluted EPS is important for investors and other readers of the Company’s financial statements, and assists in understanding the comparison of the current quarter’s diluted EPS to the historical period’s diluted EPS.